Exhibit 99.1

Weyco Reports Record Earnings

          MILWAUKEE, Feb. 20 /PRNewswire-FirstCall/ -- Weyco Group, Inc. (Nasdaq: WEYS) today announced financial results for the quarter and full year 2006.

          FOURTH QUARTER

          Net sales were $60.6 million compared with $51.7 million in 2005, an increase of 17%.  Net earnings were a record $7.7 million, up 22% from $6.3 million during the same period in 2005.  Diluted earnings per share were $.64 in 2006 and $.53 in 2005.

          Net sales in the wholesale division, which include wholesale sales and licensing revenues, were $51.2 million compared with $43.5 million in 2005. Wholesale sales were $50.0 million in 2006, up 18.5% from $42.2 million in 2005.  Licensing revenues were $1.2 million in 2006 and $1.3 million in 2005. Sales of the Company’s Florsheim and Nunn Bush brands grew 41% and 15%, respectively.  Sales of the Company’s Stacy Adams brand were down 3%.  The increase in Florsheim sales was driven by the rollout of new programs at several large customers.

          Retail sales climbed approximately 14% in the fourth quarter reaching $9.35 million, up from $8.21 million in 2005.  Same store sales were up 9%.

          Operating earnings were $11.9 million, up 19% from $10.0 million in the prior year.  Operating earnings as a percent of net sales were 19.6% in 2006 compared with 19.4% in 2005.

          FULL YEAR 2006

          Net sales of $221.0 million were up 5.5% compared with $209.5 million in the prior year.  Net earnings were a record $21.9 million, up 13% from $19.4 million in 2005.  Diluted earnings per share were $1.81 in 2006 and $1.62 last year.

          Net sales in the wholesale division, which include wholesale sales and licensing revenues, were $191.3 million compared with $182.0 million in 2005. Wholesale sales were $187.2 million in 2006, up 5% from $177.6 million in 2005.  Licensing revenues were $4.1 million in 2006 and $4.4 million in 2005. Sales of the Company’s Florsheim brand increased 15%. Sales of the Company’s Nunn Bush and Stacy Adams brands were both up approximately 1% in 2006.

          Retail sales increased 8% in 2006 to $29.8 million, up from $27.5 million in 2005.  Same store sales were up 4%.

          Operating earnings of $33.4 million increased 9% from $30.7 million in the prior year.  Operating earnings as a percent of net sales increased to 15.1% from 14.6% in 2005.

          The Company’s balance sheet remains strong at December 31, 2006.  The Company’s cash and marketable securities totaled $57.3 million at the end of 2006, up from $53.9 million in 2005.  The Company’s borrowings under its revolving credit agreement were $11.0 million compared with $9.6 million in 2005. The Company’s excess of cash and marketable securities over borrowings was $46.3 million at December 31, 2006, compared with $44.3 million at December 31, 2005.  Inventories were up $12.5 million at the end of 2006 as compared with 2005, reflecting the increased sales volumes and the Company’s decision to maintain a higher level of inventory on core styles to better serve its customers.

          “We are pleased with the strong finish to the year in both our wholesale and retail divisions,” stated Tom Florsheim, Jr., CEO, “and in particular the performance of our Florsheim brand.  We continue to grow our retail division, both through same store sales increases and the opening of three new retail stores in the United States and one in Europe during 2006.”

          The Company’s Board of Directors declared a cash dividend on February 5, 2007 of $.09 per share to all shareholders of record on February 20, 2007, payable April 2, 2007.

          Weyco Group will host a conference call on Wednesday, February 21, 2007 at 11:00 a.m. Eastern Time to discuss the fourth quarter and year end 2006 financial results in more detail.  To participate in the call please dial (800) 706-7749 or (617) 614-3474, referencing passcode #11183496, ten minutes before the start of the call.  A replay will be available for one week beginning about one hour after the completion of the call by dialing (888) 286-8010 or (617) 801-6888, referencing passcode #30375555.  Alternatively, the conference call and replay will be available by visiting the investor relations section of Weyco Group’s website at http://www.weycogroup.com .

          Weyco Group, Inc., designs and markets moderately priced and better-grade men’s branded footwear for casual, fashion, and dress lifestyles.  The principal brands of shoes sold by the Company are Florsheim, Nunn Bush, and Stacy Adams.  The Company also operates a number of retail stores in the U.S. and Europe.

          This press release contains certain forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995.  Various factors could cause the results of Weyco Group to be materially different from any future results expressed or implied by such forward-looking statements.  Such factors include, but are not limited to the Company’s ability to: (i) successfully market and sell its products in a highly competitive industry and in view of changing consumer trends, consumer acceptance of products and other factors affecting retail market conditions; (ii) procure its products from independent manufacturers; and (iii) other factors, including those detailed from time to time in Weyco Group’s filings made with the SEC.   Except as required by law, Weyco Group undertakes no obligation to update publicly any forward-looking statements, whether as a result of new information, future events, or otherwise.

WEYCO GROUP, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF EARNINGS (Unaudited)

	For the Quarter Ended December 31,		For the Year Ended December 31,

	2006	2005	2006	2005

NET SALES	$60,563,120	$51,673,857	$221,047,487	$209,469,303
COST OF SALES	34,343,337	31,119,459	135,734,547	132,726,939
Gross earnings	26,219,783	20,554,398	85,312,940	76,742,364
SELLING AND ADMINISTRATIVE EXPENSES	14,321,282	10,538,550	51,868,545	46,063,389
Earnings from operations	11,898,501	10,015,848	33,444,395	30,678,975
INTEREST INCOME	472,598	326,566	1,940,976	1,037,530
INTEREST EXPENSE	(165,882)	(102,652)	(608,447)	(339,670)
OTHER INCOME AND EXPENSE, net	15,875	(281)	13,627	(26,070)
Earnings before provision for income taxes	12,221,092	10,239,481	34,790,551	31,350,765
PROVISION FOR INCOME TAXES	4,485,000	3,890,000	12,935,000	11,950,000
Net earnings	$7,736,092	$6,349,481	$21,855,551	$19,400,765
BASIC EARNINGS PER SHARE	$.66	$.55	$1.88	$1.68
DILUTED EARNINGS PER SHARE	$.64	$.53	$1.81	$1.62

CONSOLIDATED CONDENSED BALANCE SHEETS (Unaudited)
December 31, 2006 and 2005

	2006	2005

ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$15,314,140	$22,780,913
Marketable securities, at amortized cost	1,100,871	875,317
Accounts receivable, net	30,641,632	27,843,048
Inventories	51,000,849	38,548,602
Deferred income tax benefits	949,109	1,174,235
Prepaid expenses and other current assets	1,715,859	1,424,858
Total current assets	100,722,460	92,646,973
MARKETABLE SECURITIES, at amortized cost	40,861,296	30,290,089
OTHER ASSETS	8,725,346	14,252,604
PLANT AND EQUIPMENT, net	28,445,900	27,440,762
TRADEMARK	10,867,969	10,867,969
	$189,622,971	$175,498,397
LIABILITIES AND SHAREHOLDERS’ INVESTMENT
CURRENT LIABILITIES:
Short-term borrowings	$10,957,518	$9,552,504
Accounts payable	12,398,740	12,222,907
Dividend payable	1,054,354	810,241
Accrued liabilities -
Wages, salaries and commissions	1,852,305	1,598,492
Taxes, other than income taxes	858,294	851,646
Other	5,719,668	3,655,969
Accrued income taxes	72,907	1,221,423
Total current liabilities	32,913,786	29,913,182
LONG-TERM PENSION LIABILITY	6,620,842	3,672,312
DEFERRED INCOME TAX LIABILITIES	1,915,869	5,344,702
SHAREHOLDERS’ INVESTMENT:
Common Stock	9,129,256	8,979,243
Class B Common Stock	2,585,087	2,595,031
Capital in excess of par	7,576,096	3,437,697
Reinvested earnings	134,264,076	121,334,722
Accumulated other comprehensive income	(5,382,041)	221,508
Total shareholders’ investment	148,172,474	136,568,201
	$189,622,971	$175,498,397

CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited)
For the years ended December 31, 2006 and 2005

	2006	2005

CASH FLOWS FROM OPERATING ACTIVITIES:
Net earnings	$21,855,551	$19,400,765
Adjustments to reconcile net earnings to net cash provided by operating activities -
Depreciation	2,205,979	2,263,187
Amortization	75,065	48,537
Deferred income taxes	517,973	457,086
Long-term incentive compensation	25,213	—
Pension contribution	(1,000,000)	—
Pension expense	1,185,822	884,010
Gain on sale of assets	(728)	(1,642)
Increase in cash surrender value of life insurance	(643,291)	(599,699)
Changes in operating assets and liabilities -
Accounts receivable	(2,798,584)	2,931,289
Inventories	(12,452,247)	9,071,618
Prepaids and other assets	(293,982)	298,279
Accounts payable	175,833	5,561,666
Accrued liabilities and other	1,908,905	(2,785,877)
Accrued income taxes	(1,148,516)	1,155,015
Net cash provided by operating activities	9,612,993	38,684,234
CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of marketable securities	(17,813,940)	(25,188,918)
Proceeds from maturities of marketable securities	6,942,114	5,278,770
Purchase of plant and equipment	(3,185,862)	(1,835,167)
Proceeds from sales of plant and equipment	1,737	4,587
Net cash used for investing activities	(14,055,951)	(21,740,728)
CASH FLOWS FROM FINANCING ACTIVITIES:
Cash dividends paid	(3,717,899)	(2,884,927)
Shares purchased and retired	(5,197,875)	(1,846,150)
Proceeds from stock options exercised	2,937,889	1,860,809
Net borrowings (repayments) under revolving credit facilities	1,405,014	(1,807,032)
Excess income tax benefit from the exercise of stock options	1,549,056	—
Net cash used for financing activities	(3,023,815)	(4,677,300)
Net (decrease) increase in cash and cash equivalents	(7,466,773)	12,266,206
CASH AND CASH EQUIVALENTS, at beginning of year	$22,780,913	$10,514,707
CASH AND CASH EQUIVALENTS, at end of year	$15,314,140	$22,780,913
SUPPLEMENTAL CASH FLOW INFORMATION:
Income taxes paid, net of refunds	$11,796,993	$10,150,856
Interest paid	$576,004	$332,955

SOURCE  Weyco Group, Inc.
          -0-                                        02/20/2007
          /CONTACT:  John Wittkowske, Senior VP and CFO of Weyco Group, Inc., +1-414-908-1880/
          /Web site:  http://www.weycogroup.com /
          (WEYS)